SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549


                          FORM 8-K


                       CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF
           THE SECURITIES AND EXCHANGE ACT OF 1934


  Date of Report (Date of Earliest Event Reported) May 10, 1996


       AEI REAL ESTATE FUND XVIII LIMITED PARTNERSHIP
   (Exact Name of Registrant as Specified in its Charter)

                     State of Minnesota
      (State or other Jurisdiction of Incorporation or
                        Organization)




           0-18289                      41-1622463
   (Commission File Number)          (I.R.S. Employer
                                   Identification No.)


   1300 Minnesota World Trade Center, St. Paul, Minnesota 55101
             (Address of Principal Executive Offices)


                        (612) 227-7333
    (Registrant's telephone number, including area code)


    (Former name or former address, if changed since last report)


Item 1.   Changes in Control of Registrant.

          Not Applicable.

Item 2.   Acquisition or Disposition of Assets.

       On May 10, 1996, AEI Real Estate Fund XVIII Limited Partnership sold a Taco Cabana restaurant in New Braunfels, Texas for $1,053,000. The property was sold to the Givens Family Trust, which is not affiliated with the Partnership. The Partnership received net sale proceeds of approximately $986,000, which resulted in a net gain of approximately $275,655.

Item 3.   Bankruptcy or Receivership.

          Not Applicable.

Item 4.   Changes in Registrant's Certifying Accountant.

          Not Applicable.

Item 5.   Other Events.

          None.

Item 6.   Resignation of Registrant's Directors.

          Not Applicable.

Item 7.   Financial Statements and Exhibits.

          (a) A limited number of proforma adjustments are required to illustrate the effects of the transaction on the balance sheet and income statement. The following narrative description is furnished in lieu of the proforma statements:

               Assuming the Partnership had sold the property on March 31, 1996, the Partnership's Investments in Real Estate and Accumulated Depreciation would have been reduced by $784,045 and $73,700, respectively, and its Current Assets (cash) would have been increased by $986,000. This transaction would have caused the Total Assets and Total Liabilities and Partners' Capital to increase from $16,762,022 to $17,037,677.

               At March 31, 1996, the Partnership's Net Income would have increased by approximately $275,655 due to the gain on sale, and Net Income Per Limited Partnership Unit would have increased from $10.24 to $22.60.

          (c)  Exhibits

                Exhibit  10.1 - Purchase  Agreement
                         dated  May  3,  1996  between   the
                         Partnership  and the Givens  Family
                         Trust  relating to the property  at
                         811   I-H   North,  New  Braunfels,
                         Texas.


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          AEI REAL ESTATE FUND XVIII LIMITED PARTNERSHIP

                          By:  AEI Fund Management XVIII, Inc.
                               Its:  Managing General Partner


Date:  May 21, 1996            /s/ Mark E Larson
                           By:     Mark E. Larson
                                   Its Chief Financial Officer